Exhibit 99.5

DRUGSTORE.COM, INC.

Notice to Holders of Restricted Stock Units (the “Notice”)

April [    ], 2011

Dear Restricted Stock Unit Holder:

You are receiving this Notice because you hold restricted stock units (“RSUs”) granted under the drugstore.com, inc. (the “Company”) 2008 Equity Incentive Plan, as amended (the “Plan”).

On March 23, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Walgreen Co. (“Parent”) and certain other parties with the transactions contemplated by the Merger Agreement referred to herein as the “Merger”.

Please note that until the Effective Time (as that term is defined in the Merger Agreement), each of your RSUs remain subject to the same terms and conditions, including vesting, as set forth in the Plan and your individual RSU agreement. Therefore, you will receive any shares of Company common stock covered by your RSUs when the RSUs vest (except as described below), subject to all of the normal terms and conditions of such RSUs. You may also sell any such shares after satisfying all the normal terms and conditions required for selling shares on the open market, including the Company’s insider trading policies. The issuance of shares subject to the RSUs and the sale of the shares on the open market will trigger tax reporting and withholding obligations, as would be the case with respect to any such vesting event or sale, so please be sure to review the Plan’s prospectus for more information on the tax impacts, or consult your personal tax advisor, prior to any vesting event or sale.

This Notice shall serve as notice of the Merger and the treatment of your RSUs in connection with the Merger. Please read this Notice carefully.

At the Effective Time, Parent will assume all RSUs that, immediately prior to the Effective Time, are outstanding and unvested (the “Assumed RSUs”). Each Assumed RSU will continue to be subject to the same terms and conditions, including vesting, set forth in the Plan and your individual RSU agreement, except that (i) references to the “Company” in the Plan and your individual RSU agreements will be references to Parent, (ii) the Assumed RSUs will become RSUs covering shares of Parent common stock rather than RSUs covering shares of Company common stock, (iii) the Parent’s board of directors (or a committee of the Parent’s board of directors) will administer the Assumed RSUs as of the Effective Time, and (iv) the number of shares of Parent common stock subject to each Assumed RSU will be adjusted as described below. Notwithstanding the foregoing, any RSUs that become vested prior to or as a result of the Merger will be settled for an amount in cash equal to $3.80 multiplied by the number of shares subject to such RSUs, less applicable tax withholdings.

Number of Shares of Parent Common Stock Subject to Assumed RSUs. Each Assumed RSU will cover a number of shares of Parent common stock determined by multiplying (A) the number of shares of Company common stock subject to the Assumed RSUs as of immediately prior to the Effective Time by (B) the Equity Award Ratio (as described below) and rounding down to the nearest whole number of shares of Parent common stock.

For purposes of determining the number of shares of Parent common stock subject to the Assumed RSUs, the “Equity Award Ratio” will equal the quotient determined by dividing (A) the Merger Consideration ($3.80 per share), by (B) the average of the last reported sale price of a share of Parent’s common stock on the New York Stock Exchange during the 10 trading days immediately preceding the Effective Time. Because the Equity Award Ratio will depend upon the closing prices for a share of Parent common stock on the relevant dates, the exact number of shares of Parent common stock that will be subject to your Assumed RSUs cannot be determined at this time.

U.S. Federal Tax Implications.

You should consult your own tax advisor as to the specific tax implications to you of the Merger with respect to your Assumed RSUs, including the applicability and effect of federal, state, local and foreign tax laws. Your federal, state, local and foreign tax consequences depend upon your unique circumstances.

In general, U.S. taxpayers with Assumed RSUs will not recognize ordinary income at the time Parent assumes these RSUs. Instead, each individual will recognize ordinary income when Parent delivers shares of Parent common stock in settlement of his or her vested Assumed RSUs. The amount of ordinary income recognized for U.S. tax purposes will equal the fair market value on the payment date of the shares of Parent common stock that the individual receives. Such income generally will constitute wages and therefore will be subject to reporting and, if you were an employee on the date of your RSU grant, to the collection of applicable U.S. federal and state income and employment tax withholdings.

Please submit any questions you have regarding this Notice by e-mail to me at [EMAIL].

Sincerely,

DRUGSTORE.COM, INC.

[NAME]
[TITLE]

Additional Information about the Transaction

The information in this communication is not, and is not intended to be, a solicitation of proxies or an offer of securities. drugstore plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Walgreens, drugstore, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy

Statement and other documents filed with the SEC by drugstore through the web site maintained by the SEC at www.sec.gov and by contacting drugstore Investor Relations at (212) 331-8424. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on drugstore’s website at www.drugstore.com.

Participants in the Acquisition of drugstore

drugstore.com and its directors and officers and certain other other members of management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the Transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of drugstore’s stockholders in connection with the proposed transaction will be set forth in the Proxy Statement described above when it is filed with the SEC. Additional information regarding drugstore’s executive officers and directors is included in drugstore’s definitive proxy statement, which was filed with the SEC on April 30, 2010. You can obtain free copies of this document from drugstore using the contact information above.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. These statements include those regarding the closing of the transaction. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to vary materially from those indicated, including: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of drugstore’s stockholders to approve the transaction; and other factors described in Walgreens Annual Report on Form 10-K for the year ended August 31, 2010, drugstore.com’s Annual Report on Form 10-K for the year ended January 2, 2011 and their respective subsequent SEC filings, which risks and uncertainties are incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except to the extent required by law, Walgreens and drugstore.com disclaim any obligation to update any forward-looking statements after the distribution of this communication whether as a result of new information, future events, changes in assumptions, or otherwise.

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